Pannell Kerr Forster

International

7th Floor, Marine Building
355 Burrard Street.,
Vancouver, B.C.,
Canada, V6C 2G8
Telephone: 604.687.1231
Facsimile: 604.688.4675

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Giant Oil & Gas Inc.

We consent to the incorporation by reference to the 2005 Form 20-F in the registration statement dated on or about February 12, 2007 on Form S-8 of Giant Oil & Gas Inc. of our auditors’ report dated March 8, 2006, except as to note 9, which is as at June 29, 2006 on the balance sheets of Giant Oil & Gas Inc. as at December 31, 2005 and 2004 and the related statements of operations and cash flows for the year ended December 31, 2005 and the cumulative period from April 2, 2004 (inception) to December 31, 2005.

We also consent to the reference to us as experts in matters of accounting and audit in this registration statement.

“Pannell Kerr Forster” (signed)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada

February 12, 2007